DREAMS, INC.

Exhibit 21

(Subsidiaries)

Entity	State of Inc	State(s) Qualified

Dreams, Inc.	UT
d/b/a Stratamerica Corporation		CA
d/b/a Dreams of Utah, Inc.		FL
d/b/a Dreams	FL

Subsidiaries:

1. Dreams Franchise Corporation	CA	UT, FL
Subsidiaries:

a. Dreams Products, Inc.	UT	CO, FL
d/b/a “Mounted Memories”

2. Dreams Retail Corporation	FL	CO, CT, IL, NJ, NV, OK, TX
d/b/a “Field of Dreams”, d/b/a “FansEdge”

Subsidiaries:

a. Dreams / Pro Sports, Inc.	FL
d/b/a “Pro Sports Memorabilia”

b. Fansedge Incorporated	DE	IL, WA
d/b/a “ProSports Memorabilia”

c. RIOFOD, L.P. (73%)	NV

d. CAEFOD, L.P. (63.5%)	NV

e. SWFOD, L.P. (60%)	NV

f. StarsLive 365, LLC	NV

Subsidiaries:

i. 365 Las Vegas, L.P. (76.25%)	NV

Subsidiaries:

(a) RIOFOD, L.P. (21%)	NV

(b) CAEFOD, L.P. (30%)	NV

(c) SWFOD, L.P. (40%)	NV

3. The Greene Organization, Inc.	FL

Subsidiaries:

a. The Sports Collectibles	FL
& Auction Company, Inc.

4. The Comet Clothing Company, LLC (51.0%)	MN

5. Dreams Apparel Manufacturing, Inc.	FL